Filed Pursuant to Rule 424(b)(3)

Registration No. 333-204905

Prospectus Supplement No. 15

(To Prospectus dated October 14, 2015)

4,000,000 shares of common stock issuable upon the

exercise of the 4,000,000 outstanding Class A warrants

and

2,000,000 shares of common stock issuable upon the

exercise of the 4,000,000 outstanding Class B warrants

This prospectus supplement No. 15 supplements the prospectus dated October 14, 2015 filed pursuant to Rule 424(b)(4) by Cerecor Inc. (the “Company” or “we”), as supplemented by the prospectus supplement No. 1 dated October 20, 2015, the prospectus supplement No. 2 dated November 13, 2015, the prospectus supplement No. 3 dated November 23, 2015, the prospectus supplement No. 4 dated December 17, 2015, the prospectus supplement No. 5 dated December 21, 2015, the prospectus supplement No. 6 dated December 29, 2015, the prospectus supplement No. 7 dated January 5, 2016, the prospectus supplement No. 8 dated January 12, 2016, the prospectus supplement No. 9 dated January 19, 2016, the prospectus supplement No. 10 dated February 2, 2016, the prospectus supplement No. 11 dated April 11, 2016, the prospectus supplement No. 12 dated May 25, 2016, the prospectus supplement No. 13 dated May 26, 2016 and the prospectus supplement No. 14 dated May 26, 2016, each filed pursuant to Rule 424(b)(3) by the Company (collectively, the “Prospectus”).  Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 4,000,000 shares of common stock underlying our Class A warrants and 2,000,000 shares of our common stock underlying Class B warrants.  Each warrant was a component of a unit that we issued in our initial public offering, which closed on October 20, 2015.  The components of the units began to trade separately on November 13, 2015.  Each Class A warrant became exercisable on the date when the units detached and the components began to trade separately and will expire on October 20, 2018, or earlier upon redemption.  Each Class B warrant became exercisable on the date the units detached and the components began to trade separately and will expire on April 20, 2017.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 20, 2016.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock, the Class A warrants and the Class B warrants are traded on The NASDAQ Capital Market under the symbols “CERC,” “CERCW,” and “CERCZ,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS

FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 20, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2016

Cerecor Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37590	45-0705648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street Suite 606 Baltimore, Maryland	21202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.Regulation FD Disclosure.

On July 20, 2016, Cerecor Inc. (the “Company”) issued a press release, further described in Item 8.01 below, in connection with its research and development grant award from the National Institute on Alcohol Abuse and Alcoholism (“NIAAA”) at the National Institutes of Health. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01.Other Events.

Research and Development Grant from the NIAAA at the National Institutes of Health

On July 20, 2016, the Company announced that it has been awarded a research and development grant of $1.0 million from the NIAAA. The grant provides the Company with additional resources to progress the development of CERC-501 for the treatment of alcohol use disorder.

Item 9.01.Financial Statements and Exhibits.

Exhibit No.	Description

99.1

Press Release, dated July 20, 2016, entitled “Cerecor Announces $1.0 Million Research & Development Grant from the National Institute on Alcohol Abuse and Alcoholism at the National Institutes of Health.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cerecor Inc.

By:	/s/ Mariam Morris
Mariam Morris
Chief Financial Officer

Date:   July 20, 2016

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EXHIBIT INDEX

Exhibit No.	Description

99.1

Press Release, dated July 20, 2016, entitled “Cerecor Announces $1.0 Million Research & Development Grant from the National Institute on Alcohol Abuse and Alcoholism at the National Institutes of Health.”

4

Exhibit 99.1

Cerecor Announces $1.0 Million Research & Development Grant from the National Institute on Alcohol Abuse and Alcoholism at the National Institutes of Health

Grant to Fund CERC-501 Development for Alcohol Use Disorder

Baltimore, MD – July 20, 2016 – Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has been awarded a grant (award number U44AA025253) from the National Institute on Alcohol Abuse and Alcoholism (NIAAA) at the National Institutes of Health (NIH).  The grant of $1.0 million provides Cerecor with additional resources to progress the development of CERC-501 for the treatment of alcohol use disorder (AUD).  Upon successful completion of the development activities covered under this grant, Cerecor will have the opportunity to apply for continued funding.

CERC-501 is a potent and selective kappa opioid receptor (KOR) antagonist. KORs are believed to play key roles in modulating stress, mood and addictive behaviors. Both KORs and dynorphin, which together comprise the kappa opioid system, are upregulated by stress and chronic exposure to drugs of abuse, and are thought to mediate the negative emotional states seen in substance withdrawal and contribute to stress‑induced reinstatement of substance seeking behavior.

According to the NIAAA more than 16 million Americans have an AUD, almost 90,000 people die annually due to alcohol related causes, and the economic burden of AUD is approaching $250 million per year. “Current medical and psychosocial treatments are clearly inadequate to address this significant health issue,” said Dr. Ronald N. Marcus, Chief Medical Officer and Head of Regulatory Affairs at Cerecor. “We believe CERC-501 offers a unique approach to address the unmet needs in patients suffering from AUD.”

“We are most appreciative to yet another NIH organization for augmenting our own efforts in the development of CERC-501 for substance use disorders,” said Dr. Uli Hacksell, Cerecor’s Chief Executive Officer, President and Chairman.  “This grant from the NIAAA will enable us to pursue development in AUD, whilst the previously-communicated National Institute on Drug Abuse grant is co-funding Clin501-201, an on-going Phase 2 study of CERC-501 in smoking cessation. We believe both NIH grants validate the potential importance and scientific strength of the CERC-501 program.”

About CERC-501

CERC-501 is a potent and selective oral KOR antagonist being developed to treat substance use disorders and for adjunctive treatment of major depressive disorder (MDD). KORs have been shown to play an important role in stress, mood and addiction in animal models. CERC-501 has been observed to have positive preclinical activity in models of depression, nicotine withdrawal and alcohol dependence, and it has been generally well tolerated in three human clinical trials. An ongoing Phase 2 smoking cessation trial with CERC-501 is expected to provide top-line data in the fourth quarter of 2016.

About Cerecor

Cerecor is a biopharmaceutical company that is developing innovative drugs that make a difference in the lives of patients with neurological and psychiatric diseases. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates:  CERC-501 and CERC-301, an oral, NR2B-specific, NMDA receptor antagonist. Cerecor is currently conducting a Phase 2 study of CERC-301 as an adjunctive treatment of MDD and expects to announce results from that study in the first half of 2017.  In addition, Cerecor is conducting preclinical testing of CERC-406, a brain penetrant COMT inhibitor with potential procognitive activity. For more information about the company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements include statements regarding potential benefits and uses of Cerecor’s product candidates, statements about the timing of expected trial results and other statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions, including other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MacDougall Biomedical Communications
Doug MacDougall or Joe Rayne, 781-235-3060
ir@cerecor.com